EXHIBIT 10.2

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Approved: March 7, 2018

Effective: April 1, 2018

Effective as of April 1, 2018, each non-employee member of the board of directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) will receive an annual cash retainer of $35,000, the Lead Independent Director will receive an additional cash retainer of $10,000, and the Non-Employee Chairman of the Board will receive an additional annual cash retainer of $50,000. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $15,000, $12,000 and $8,000, respectively. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $7,500, $6,000 and $4,000, respectively. Each newly elected non-employee director will also receive a one-time grant of an option to purchase 40,000 shares of the Company’s common stock promptly following election or appointment to the Board (the “Director Welcome Options”). The Director Welcome Options will vest monthly over three years, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company. In addition, each non-employee director will be granted options to purchase 20,000 shares of the Company’s common stock per year (the “Annual Grants”). The Annual Grants will vest in equal quarterly installments over one year, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee thereof.

The following is a summary of the terms of this Non-Employee Director Compensation Plan:

Cash

•	Annual retainer for Non-employee Chairman of the Board - $85,000
•	Annual retainer for Lead Independent Director - $45,000
•	Annual retainer per Board member (other than Chairman) - $35,000
•	Committee chair annual retainers:
o	$15,000 Audit
o	$12,000 Compensation
o	$ 8,000 Nominating and Governance
•	Committee member annual retainers:
o	$7,500 Audit
o	$6,000 Compensation
o	$4,000 Nominating and Governance
•	Retainers are paid on a quarterly basis.

Stock Options

•	Initial grant per Board member - 40,000 options vesting monthly over 3 years, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company
•	Annual grant per Board member - 20,000 options vesting quarterly over 1 year, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company